Exhibit 10.2

Execution version

THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

SECURED PROMISSORY NOTE

$49,500,000.00	Dallas, Texas	September 1, 2016

For value received, Jamex Marketing, LLC, a Louisiana limited liability company (the “Company”), hereby promises to pay to Bridger Logistics, LLC, a Louisiana limited liability company, having its principal office at 7500 College Blvd., Suite 1000, Overland Park, Kansas 66210, or its registered assigns (“Holder”), the principal sum of FORTY-NINE MILLION FIVE HUNDRED THOUSAND DOLLARS ($49,500,000.00), on the dates specified herein, with interest as specified herein.

This Note is subject to the following additional provisions, terms and conditions:

ARTICLE 1.  DEFINITIONS.

Section 1.1.  Certain Definitions.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliate Guaranty” means that certain Guaranty Agreement dated as of the Effective Date made by James Ballengee and the other signatory party thereto on the Effective Date, as guarantors thereunder, in favor of Holder, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Amortization Schedule” has the meaning set forth in Section 2.1(b)(ii).

“Applicable Rate” means 7.0% per annum; provided, however, if the FGP Distribution Rate (at such time) is (i) increased from the FGP Distribution Rate in effect on the Effective Date, the Applicable Rate shall remain at 7.0% per annum, (ii) decreased below the FGP Distribution Rate in effect on the Effective Date but at $1.00 or above, the Applicable Rate shall remain at 7.0% per annum, or (iii) decreased below $1.00, the Applicable Rate shall be 7.0% multiplied by a fraction (expressed as a percentage) the numerator of which is the FGP Distribution Rate (as in effect on such date of determination) and the denominator of which is

$1.00; and provided, further, however, if FGP at any time after the Effective Date conducts a public offering of Common Units pursuant to which (x) the number of Common Units issued in such public offering exceeds 10.0% of the amount of Common Units issued and outstanding immediately prior to such public offering and (y) the net price per Common Unit received by FGP in such public offering is less than $13.00 per Common Unit, then the Applicable Rate shall thereafter be 1.42% per annum.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bankruptcy Law” means Title 11, United States Code or any similar federal or state Law for the relief of debtors.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in Dallas, Texas.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Change of Control” means (i) any transaction or occurrence pursuant to which James Ballengee is no longer the beneficial owner, directly or indirectly, of at least a majority of the total outstanding equity securities of the Company and Jamex Parent or (ii) a sale, lease or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets (which, for the avoidance of doubt, shall include securities of Jamex Parent’s Subsidiaries) of the Jamex Group on a consolidated basis; provided, however, that no sale (or series of sales) of Common Units shall constitute a Change of Control.

“Collateral” has the meaning given to such term in the Security Agreement.

“Common Units” means common units representing limited partner interests in FGP.

“Company” has the meaning given to such term in the first paragraph of this Note.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral.

“Control Agreement” means that certain Control Agreement entered into as of the date hereof among Morgan Stanley Smith Barney LLC, as securities intermediary, Jamex Unitholder, LLC, as account holder, and Ferrellgas, L.P., as secured party, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Default Rate” means the Applicable Rate plus 2.0% per annum.

“Disposition” has the meaning set forth in Section 3.5.

“Distribution Event” means any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding (whether voluntary or involuntary) relating to the Company or its property, or any proceeding for voluntary or involuntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy.

“Effective Date” means the date of this Note.

“Event of Default” has the meaning set forth in Section 5.1.

“Excepted Liens” means (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (b) non-consensual Liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings, (c) Liens in favor of the Company and/or any Guarantor, (d) (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Jamex Parent and/or any of its Subsidiaries in the ordinary course of business and (ii) Liens on any natural gas, crude oil, natural gas liquids and other petroleum products, in each case, securing transportation obligations or other obligations arising under any Contract providing for the transportation thereof and (e) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financing institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry.

“FGP” means Ferrellgas Partners, L.P., a Delaware limited partnership.

“FGP Distribution Rate” means, at any time, the quarterly distribution rate per Common Unit in effect at such time multiplied by four (4).

“GAAP” means the generally accepted accounting principles and practices in the United States.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Guarantors” means any entity party to the Guaranty, as a guarantor thereunder.

“Guaranty” means that certain Guaranty Agreement dated as of the Effective Date, executed and delivered by the members of the Jamex Group (other than the Company) party thereto from time to time, as guarantors, in favor of Holder, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Holder” has the meaning given to such term in the first paragraph of this Note.

“Indebtedness” of any Person means, without duplication:  (a) the principal, accreted value, accrued and unpaid interest, prepayment or redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (c) all Attributable Indebtedness; (d) all obligations of such Person for the reimbursement as an account party of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all net obligations of such Person under interest rate or currency swap transactions; (f) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (g) in respect of any other Person (the “primary obligor”), all obligations of the type referred to in clauses (a) through (f) of such primary obligor for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Jamex Group” means Jamex Parent and all of its Subsidiaries.

“Jamex Parent” means Jamex, LLC, a Delaware limited liability company.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other applicable requirement of any Governmental Entity.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever; provided that in no event shall an operating lease be deemed a Lien.

“Loan Documents” means this Note, the Guaranty, the Affiliate Guaranty and the Security Agreement.

“Maturity Date” means December 17, 2021.

“Maximum Rate” means the maximum nonusurious interest rate permitted under applicable law.

“MS Loan Agreement” means that certain Margin Loan Agreement among Jamex Unitholder, LLC, a Delaware limited liability company, as borrower, Morgan Stanley Bank, N.A., as lender, and Morgan Stanley & Co. LLC, as calculation agent, dated as of November 20, 2015 as amended, restated, amended and restated, supplemented or otherwise modified through the Effective Date.

“Note” means this Secured Promissory Note made by the Company payable to Holder, together with all amendments and supplements hereto, all substitutions and replacements hereof, and all renewals, extensions, increases, restatements, modifications, rearrangements and waivers hereof from time to time.

“Payment Date” means March 17, June 17, September 17 and December 17 of each year until the Maturity Date, commencing on March 17, 2017; provided, that any Payment Date may be extended in accordance with Section 2.1(b)(ii).

“Payment Invoice” has the meaning set forth in Section 2.1(b)(i).

“Permitted Working Capital Facility” means any secured Indebtedness, in a maximum aggregate principal amount of $50,000,000 incurred by the Company in the form of one or more revolving and/or working capital loans (other than the loans arising under the Revolving Loans (FGP)); provided that (i) no Indebtedness shall be secured by any of the Common Units or by any distributions or other proceeds received with respect to the Common Units, (ii) no such Indebtedness shall be secured by any other Collateral except on a pari passu or junior basis with the obligations under this Note, and (iii) with respect to Liens granted pursuant to the foregoing clause (ii), a representative or agent acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an intercreditor agreement in form and substance reasonably satisfactory to the Holder, in all cases, including any refinancing thereof, complying with the foregoing requirements.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Portfolio Loans” means the Indebtedness (including loans thereunder) and other obligations arising under that certain Portfolio Loan Account Agreement dated as of July 28, 2015 between the Company and Morgan Stanley Bank, N.A., and any refinancings thereof, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Quarterly Installment” has the meaning set forth in Section 2.1(b)(ii).

“Revolving Loans (FGP)” means the Indebtedness (including loans thereunder) and other obligations arising under the Working Capital Note.

“Security Agreement” means that certain Security Agreement dated as of the Effective Date by the Company and the Guarantors in favor of Ferrellgas, L.P., as collateral agent for the benefit of Holder and the holder, from time to time, of the Working Capital Note, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Settlement Agreement” means that certain Termination, Settlement and Release Agreement dated as of the Effective Date by and among Holder, FGP, Ferrellgas Partners, L.P., Jamex Parent, the Company, Jamex Unitholder, LLC and James Ballengee, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (b) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such corporation, limited liability company, partnership, association or business entity.

“Transfer” has the meaning set forth in Section 6.4(b).

“Working Capital Note” means that certain Secured Revolving Promissory Note dated as of the Effective Date made by the Company in favor of Ferrellgas, L.P., or registered assigns, as the holder thereof, and any refinancings thereof, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

ARTICLE 2.  BASIC TERMS.

Section 2.1.  Payments.

(a)                                                                                                                                 Scheduled Installment on December 17, 2016. On December 17, 2016 (subject to extension in accordance with the following sentence), the Company shall pay to Holder an amount equal to the accrued and unpaid interest, through and including December 17, 2016, on the outstanding principal of this Note.  On or before December 13, 2016, Holder shall deliver a written notice to the Company specifying (and calculating in reasonable detail) the amount due and owing pursuant to this Section 2.1(a); provided, however, that if Holder shall fail to have delivered to the Company such written notice in respect of such scheduled installment payment in accordance with the foregoing sentence, then the Company shall not be obligated to pay the applicable amount unless and until two (2) Business Days following receipt by the Company of such written notice.

(b)                                                                                                                                 Scheduled Installments Beginning on March 17, 2017.

(i)                                     At least two Business Days prior to each Payment Date, Holder shall deliver to the Company a schedule (each such schedule, a “Payment Invoice”), which Payment Invoice shall, in accordance with the Amortization Schedule referenced in the following clause (ii), set forth in reasonable detail for the Quarterly Installment due and owing on such next succeeding Payment Date (and, at Holder’s option, the Quarterly Installment(s) due and owing on any Payment Date(s) thereafter) the amount of principal and accrued and unpaid interest allocable to such Quarterly Installment for the calendar-quarter period ending on or about such Payment Date, calculated using the declining balance amortization method (with equal (or near equal) quarterly installments and reflecting a $0 principal balance outstanding as of the Maturity Date (after giving effect to any quarterly installment on such date)), as set forth in the Amortization Schedule described in clause (ii) below.

(ii)                                  The principal amount of this Note, together with all accrued and unpaid interest thereon, shall be paid by the Company in installments on each Payment Date in the respective amounts shown on the most recent Payment Invoice (each such payment of principal and interest, a “Quarterly Installment” and the amortization schedule in Annex I hereto (as updated from time to time in accordance with the terms of this Note), the “Amortization Schedule”); provided, however, that if Holder shall fail to have delivered a Payment Invoice in respect of any Quarterly Installment in accordance with clause (i) above, then the Company shall not be obligated to pay the applicable Quarterly Installment unless and until two (2) Business Days following receipt by the Company of the applicable Payment Invoice.  For the avoidance of doubt, Holder may deliver a single Payment Invoice that covers multiple Payment Dates, and shall not be required to deliver an additional Payment Invoice for such Payment Dates unless the Amortization Schedule requires updating pursuant to Section 2.1(b)(iii).  For each Payment Date, payment by the Company to Holder of the principal and interest corresponding to such Payment Date, as set forth on the most recent Payment Invoice sent by Holder to Company, shall be deemed satisfaction of the requirement in this Section 2.1(b)(ii) for such Payment Date.  Upon receipt of each Quarterly Installment, the then outstanding principal amount under this Note shall be reduced by an amount equal to the portion of the Quarterly Installment for such Payment Date constituting principal as set forth in the applicable Payment Invoice.

(iii)                               To the extent the Amortization Schedule requires an amendment, restatement or other modification (whether pursuant to a prepayment of principal or otherwise) or the Company requests an amendment, restatement or other modification of the Amortization Schedule, in each case to accurately apply the declining balance amortization method (with equal (or near equal) quarterly installments and reflecting a $0 principal balance outstanding as of the Maturity Date (after giving effect to any quarterly installment on such date)), Holder will so update the Amortization Schedule in good faith and deliver a copy of such updated version to the Company promptly thereafter.

(c)                                                                                                                                  Voluntary Prepayment.  The Company may make voluntary prepayments in whole or in part of the outstanding principal hereunder from time to time without penalty or premium.  Each voluntary prepayment shall be applied to reduce the outstanding principal amount of the Note.

(d)                                                                                                                                 Final Payment.  The entire unpaid principal balance of this Note shall be due and payable on the Maturity Date, together with any accrued and unpaid interest thereon.

Section 2.2.  Interest.

(a)                                                                                                                                 The unpaid principal amount of this Note shall accrue interest at a rate per annum equal to the lesser of the Applicable Rate and the Maximum Rate.  Upon the occurrence and during the continuance of an Event of Default, which has not been cured or waived, the Company agrees to pay during the period of the continuance of such Event of Default interest on the unpaid principal amount of this Note at a rate per annum equal to the lesser of the Default Rate and the Maximum Rate.

(b)                                                                                                                                 Interest shall be calculated on the basis of a 365-day (or, in the case of a leap year, a 366-day) year.

Section 2.3.  Payments in General.  All payments of principal and interest on this Note shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.  If any payment (whether of principal, interest or otherwise) on this Note is due on a day which is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.  All payments under this Note shall be made by wire transfer in immediately available funds in accordance with Holder’s instructions.

Section 2.4.  Surrender of Note on Transfer.  This Note is transferable to permitted transferees by the registered holder hereof, in person or by duly authorized attorney, on the books of the Company to be kept for that purpose in accordance with Section 6.3, upon surrender and cancellation of this Note and upon presentation of a duly executed written instrument of transfer satisfactory to the Company, and thereupon a new Note, of the same aggregate principal amount will be issued to the permitted transferee in exchange therefor.  In case the entire principal amount of this Note is prepaid, this Note shall be surrendered to the Company for cancellation, or at the request of the Company, cancelled and destroyed by the holder, and shall not be reissued.

Section 2.5.  Security Agreement. The Company’s payment and performance of its obligations hereunder is secured by a security interest in the Collateral specified in the Security Agreement.

ARTICLE 3.  COVENANTS OF THE COMPANY.

Section 3.1.  No Affiliate Contracts.  The Company will not permit any of the Jamex Group to enter into, without the express prior written consent of Holder, any transaction or Contract, or amend any existing Contract, with, or for the benefit of, any Affiliate of the Company, other than transactions or Contracts (i) on terms substantially as favorable to Jamex Parent and/or its Subsidiaries as would be reasonably obtainable by Jamex Parent and its Subsidiaries at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) entered into on the Effective Date in connection with the transactions contemplated hereby and by and pursuant to the Settlement Agreement, or (iii) between any member of the Jamex Group, on one hand, and any Affiliate who is a party to the Affiliate Guaranty, as a guarantor thereunder, on the other hand, in the case of clause (iii), so long as such Contract is on terms substantially as favorable to such member of the Jamex Group as would be reasonably obtainable by such member of the Jamex Group at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 3.2.  Indebtedness.

(a)                                                                                                                                 Other than in respect of Indebtedness arising under, and in respect of, (A) any Permitted Working Capital Facility, (B) the Revolving Loans (FGP), (C) this Note and (D) the Portfolio Loans (which Indebtedness in respect of such Portfolio Loans shall not exceed an aggregate of $15,000,000 at any time outstanding) the Company will not permit any member of the Jamex Group to incur, or permit to exist any Indebtedness for borrowed money that is senior or pari passu, in right of payment, to the obligations hereunder or has a maturity date before the Maturity Date.

(b)                                                                                                                                 Other than in respect of Indebtedness arising under the Revolving Loans (FGP) and this Note, the Company will not permit any member of the Jamex Group to incur or permit to exist any Indebtedness for borrowed money (A) that is secured by a Lien on any Common Units or cash distributions or proceeds in respect of such Common Units or (B) that is secured on a senior basis, in right of priority, by a Lien on any other assets of the Jamex Group constituting Collateral.

Section 3.3.  Liens.  The Company will not permit any of the Jamex Group to grant, create, permit or suffer to exist any Lien on any of their respective property and assets constituting Collateral other than (i) Liens securing Indebtedness under this Note, (ii) Liens securing Indebtedness under the Revolving Loans (FGP), (iii) Liens on the Collateral (other than Common Units and cash distributions or other proceeds in respect of such Common Units) securing Indebtedness incurred in compliance with Section 3.2(b) to the extent pari passu or junior to the Liens on such Collateral in favor of the holder under the Security Agreement pursuant to an intercreditor agreement in form and substance reasonably satisfactory to the Holder and (iv) Excepted Liens.

Section 3.4.  [Reserved.]

Section 3.5.  Sale of Assets.  The Company will not permit any of the Jamex Group to sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to (any of the foregoing, a “Disposition”), any of the Collateral except (i) Dispositions for cash and/or, in the case of any Disposition of commodities or similar, substantially equivalent assets, in each case, constituting fair market value (as reasonably determined by the Company as of the date of such Disposition) and (ii) the transfer of any asset or interest from a member of the Jamex Group to another member of the Jamex Group or to any other Guarantor.

Section 3.6.  Maintenance of Existence.  The Company shall cause each member of the Jamex Group to preserve, renew and maintain in full force and effect its organizational existence and, except where the failure to do so would not reasonably be expected to have a material and adverse effect on the applicable member of the Jamex Group, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

Section 3.7.  No New Subsidiaries. The Company shall not permit any member of the Jamex Group to form any new Subsidiary without the prior written consent of Holder (not to be unreasonably withheld, conditioned or delayed; provided, that it will not be unreasonable for Holder to condition such consent on the new Subsidiary becoming a Guarantor).

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to Holder as follows:

Section 4.1.  Valid Existence.  The Company is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Louisiana.  The Company has all requisite power and authority to execute, deliver, and perform its obligations under this Note and the Security Agreement.  All material consents, approvals, authorizations and orders necessary for the execution, delivery, and performance by the Company of this Note and the Security Agreement have been obtained other than filings necessary to perfect the Liens on the Collateral.

Section 4.2.  Due Authorization.  This Note and the Security Agreement have been duly authorized, executed, and delivered by the Company and constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.3.  No Conflicts.  The execution, delivery, and performance by the Company of this Note and the Security Agreement will not (i) result in the violation of the provisions of the organizational documents of the Company, (ii) violate any provision of any existing material Law applicable to the Company or (iii) conflict with, result in any breach of, constitute a default under, or result in the creation or imposition of any Lien upon any Collateral pursuant to (A) any order, judgment, award, or decree of any Governmental Entity to which the Company is a party or by which the Company may be bound or to which any of the Collateral is subject or (B) any material Contract to which the Company is a party or by which the Company may be bound or to which any of the Collateral is subject except, in the cases of subsections (ii) and (iii), for such violations, conflicts, breaches, or defaults as would not, individually or in the aggregate, reasonably be expected to prevent the Company from performing its obligations under this Note and the Security Agreement.

Section 4.4.  No Indebtedness for Borrowed Money.  The Jamex Group has not incurred and permitted to exist any outstanding Indebtedness for borrowed money (i) in violation of the provisions of Section 3.2 or (ii) secured by any Lien in violation of the provisions in Section 3.3, in each case, other than (x) until repaid on the Effective Date, Indebtedness arising under the MS Loan Agreement and the other documentation related thereto, (y) the Indebtedness incurred and outstanding under this Note and the other Loan Documents, and (z) Indebtedness not prohibited by Section 3.2.  As of the Effective Date, the aggregate outstanding principal amount of the Indebtedness incurred by the Jamex Group under the documentation governing the Portfolio Loans is approximately $0.00.

ARTICLE 5.  DEFAULT AND REMEDIES.

Section 5.1.  Events of Default.  An “Event of Default” occurs if:

(a)                                                                                                                                 the Company defaults in the payment of any principal or interest on the Note when the same becomes due and payable and such default continues unremedied for a period of five (5) Business Days after written notice of such event to the Company from Holder;

(b)                                                                                                                                 the Company fails to perform or observe any of the covenants in Article 3, or, any of the representations and warranties of the Company set forth in Article 4, shall be incorrect in any material respect as of the date as of which such representation or warranty was made;

(c)                                                                                                                                  the Company fails to perform or observe any other obligation, covenant, term or provision contained in this Note (other than to the extent covered by clause (a) or (b) of this Section 5.1), which default has not been remedied or waived within 30 days after receipt by the Company of written notice thereof from Holder;

(d)                                                                                                                                 the Company (i) commences a voluntary case concerning itself under any Bankruptcy Law now or hereafter in effect, or any successor thereof; (ii) is the object of an involuntary case under any Bankruptcy Law and such case remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) commences any Distribution Event or is the object of an involuntary Distribution Event and such involuntary Distribution Event remains undismissed, undischarged or unbonded for a period of 60 days;

(e)                                                                                                                                  a Change of Control occurs without the consent of Holder (not to be unreasonably withheld, conditioned or delayed; provided, that the Company acknowledges that it would be reasonable for Holder to withhold consent to any proposed Change of Control that could reasonably be expected to result in a reduction in the value of the Collateral, an impairment of the Collateral or Holder’s rights with respect thereto, or a reduction in the aggregate creditworthiness of the Company and the Guarantors taken as a whole); or

(f)                                                                                                                                   the Company or any Guarantor party thereto fails to perform or observe any obligation, covenant, term or provision contained in the Security Agreement or the Control Agreement, which default has not been remedied or waived within 30 days after receipt by the Company of written notice thereof from Holder.

Section 5.2.  Remedies.

(a)                                                                                                                                 If an Event of Default (other than an Event of Default under Section 5.1(d)) shall occur, Holder may declare by notice in writing given to the Company, the entire unpaid principal amount of the Note, together with accrued but unpaid interest thereon, to be immediately due and payable, in which case the Note shall become immediately due and payable, both as to principal and interest, without presentment, demand, default, notice of intent to accelerate and notice of such acceleration, protest or notice of any kind, all of which are hereby expressly waived, anything herein, in the Security Agreement or elsewhere to the contrary notwithstanding.

(b)                                                                                                                                 If an Event of Default under Section 5.1(d) shall occur, the entire unpaid principal amount of the Note, together with accrued but unpaid interest thereon, shall automatically become immediately due and payable, both as to principal and interest, without presentment, demand, default, notice of intent to accelerate and notice of such acceleration, protest or notice of any kind, all of which are hereby expressly waived, anything herein or elsewhere to the contrary notwithstanding.

(c)                                                                                                                                  If any Event of Default shall have occurred, Holder may proceed to protect and enforce its rights under the Security Agreement or applicable Law, either by suit in equity or by action at law, or both, including, without limitation, foreclosure upon the Collateral, if any.

ARTICLE 6.  MISCELLANEOUS.

Section 6.1.  Amendment.  This Note may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof and thereof may be waived, only by a written instrument executed by Holder and the Company.

Section 6.2.  Notices.  Any notices or communications required in this Note or permitted to be given shall be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, at the applicable address or facsimile number indicated on the signature pages hereto (or such other address as provided by the parties from time to time in accordance with this Section 6.2) and any such notice shall be deemed to have been given and received on the day it is personally delivered or delivered by courier or overnight delivery service or sent by facsimile or, if mailed, when actually received. Payment Invoices may be delivered via email to the email address specified from time to time by the Company (or by any other means reasonably calculated to deliver such Payment Invoice); and shall be deemed to have been received one day after the date when so sent.

Section 6.3.  Register.  The Company shall keep at its principal office a register for the recordation of the names and addresses of the holder of this Note and the principal amount thereof and stated interest thereon in which the Company shall provide for the registration of this Note and for permitted transfers of this Note.

Section 6.4.  Successors and Assigns.

(a)                                                                                                                                 The rights and obligations of the Company and Holder under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, the Company and Holder, and their respective permitted successors and assigns.  Holder may not assign this Note and any or all of its rights hereunder, unless such assignment is to an Affiliate of Holder and Holder otherwise complies with Section 2.4.

(b)                                                                                                                                 The Company may not sell, assign (by operation of law or otherwise), transfer, pledge, grant a security interest in or delegate (collectively “Transfer”) any of its rights or obligations under this Note unless Holder has granted its prior written consent and any such purported Transfer by the Company without obtaining such prior written consent shall be null and void ab initio.

Section 6.5.  Defenses.  Except as expressly set forth herein (including in respect of any payment made by Company), the obligations of the Company under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

Section 6.6.  Replacement of Note.  Upon receipt by the Company of evidence, satisfactory to it, of the loss, theft, destruction, or mutilation of this Note and (in the cases of loss, theft or destruction) of any indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Company will deliver a new Note of like tenor in lieu of this Note.  Any Note delivered in accordance with the provisions of this Section 6.6 shall be dated as of the date of this Note.

Section 6.7.  Attorneys’ and Collection Fees.  Each party will bear its own fees and expenses incurred in connection with the preparation and execution of this Note.  In the event this Note shall not be paid when due and payable (whether upon demand, by acceleration or otherwise), the Company shall be liable for and shall pay to Holder all collection costs and expenses incurred by Holder, including reasonable attorney’s fees.

Section 6.8.  Governing Law.  THIS NOTE AND THE VALIDITY AND ENFORCEABILITY HEREOF SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

Section 6.9.  Waivers.  EXCEPT AS MAY BE OTHERWISE PROVIDED HEREIN, THE MAKERS, SIGNERS, SURETIES AND ENDORSERS OF THIS NOTE SEVERALLY WAIVE DEMAND, PRESENTMENT, NOTICE OF DISHONOR, NOTICE OF INTENT TO DEMAND OR ACCELERATE PAYMENT HEREOF, NOTICE OF ACCELERATION, DILIGENCE IN COLLECTING, GRACE, NOTICE, AND PROTEST, AND AGREE TO ONE OR MORE EXTENSIONS FOR ANY PERIOD OR PERIODS OF TIME AND PARTIAL PAYMENTS, BEFORE OR AFTER MATURITY, WITHOUT PREJUDICE TO ANY PARTY TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW.

Section 6.10.  No Waiver by Holder.  No failure or delay on the part of Holder in exercising any right, power or privilege hereunder and no course of dealing between the Company and Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.11.  [Reserved.]

Section 6.12.  Limitation on Interest.  Notwithstanding any other provision of this Note, interest on the Indebtedness evidenced by this Note is expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the interest contracted for, charged or received by Holder exceed the maximum amount permissible under applicable Law.  If from any circumstances whatsoever fulfillment of any provisions of this Note or of any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by Law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Holder shall ever receive anything of value as interest or deemed interest by applicable Law under this Note or any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other Indebtedness of the Company to Holder, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other Indebtedness, such excess shall be refunded to the Company.  In determining whether or not the interest paid or payable with respect to any Indebtedness of the Company to Holder, under any specific contingency, exceeds the highest lawful rate, the Company and Holder shall, to the maximum extent permitted by applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the term of such Indebtedness so that the actual rate of interest on account of such Indebtedness does not exceed the maximum amount permitted by applicable Law, and/or (d) allocate interest between portions of such Indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable Law.  The terms and provisions of this Section 6.12 shall control and supersede every other conflicting provision of this Note and all other agreements between the Company and Holder.

Section 6.13.  Severability.  If one or more provisions of this Note are held to be unenforceable under applicable Law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

Section 6.14.  Construction.  This Note has been freely and fairly negotiated among the parties.  If an ambiguity or question of intent or interpretation arises, this Note will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Note.  Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Note will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes.  All references in this Note to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law.  The words “include, “includes” and “including will be deemed to be followed by “without limitation.”  The word “or” is used in the inclusive sense of “and/or” unless the context requires otherwise.  References to a Person are also to its permitted successors and assigns.  Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context requires otherwise.  When a reference in this Note is made to an Article, Section, Exhibit, Annex or Schedule, such reference is to an Article or Section of, or Exhibit, Annex or Schedule to, this Note unless otherwise indicated.  The words “this Note,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Note as a whole and not to any particular subdivision unless expressly so limited. Any statement in this Note to the effect that the Company will not permit Jamex Parent to take an action shall be interpreted to mean that the Company will cause Jamex Parent to take such action.

Section 6.15.  Termination and Release of Collateral.  This Note shall remain in effect from the date of execution hereof through and including the date upon which all principal, interest and other obligations arising hereunder (other than contingent obligations for which no claim has been made) shall have been paid in full.  At such time as the obligations hereunder shall have been paid in full, any Collateral securing such obligations shall be automatically released from the Liens created under the Security Agreement and this Note and, solely in respect of this Note and the obligations arising hereunder and the Liens created in favor of the Holder shall terminate, all without delivery of any instrument or performance of any act by any party, and, to the extent the Revolving Loans (FGP) have been paid in full in accordance with the terms of the Working Capital Note, all rights to any Collateral shall revert to the Company and the Guarantors, as applicable.  Upon the sale, disposition, conveyance, assignment or transfer of any Collateral not in violation of Section 3.5 or the Working Capital Note, such Collateral (but not the proceeds therefrom) shall automatically be released from the Lien created by the Security Agreement.

[Signature Page Follows]

EXECUTED as of the date first written above.

JAMEX MARKETING, LLC

By:	/s/ James Ballengee
	Name:	James Ballengee
	Title:	Manager

Address:
3838 Oak Lawn Avenue
Suite 1150
Dallas, Texas 75219
Attn: General Counsel
Email: legal@jamexmarketing.com

Holder hereby accepts this Note this 1st day of September, 2016.

BRIDGER LOGISTICS, LLC

By:	Ferrellgas, L.P., its sole manager and sole member
By:	Ferrellgas, Inc., its general partner

By:	/s/ Alan C. Heitmann
	Name:	Alan C. Heitmann
	Title:	Executive Vice President and Chief Financial Officer

Address:
7500 College Blvd., Suite 1000
Overland Park, KS 66210
Attn: Chief Financial Officer
Facsimile: (816) 792-7449

Annex I

Amortization Schedule

(see attached)

Principal	$49,500,000
Interest Rate	7%
Start date	1-Sep-16
Term	5.00	Years
First Payment Date
Interest	17-Dec-16
Principal	17-Mar-17

Date	Interest Accrued	Cumulative	Interest Payment	Beg. Princ.	Princ. Pmt.	End Princ.
9/1/2016		$—		$49,500,000	$—	$49,500,000
9/17/2016	$151,890.41	$151,890		$49,651,890	$—	$49,651,890
9/30/2016	$123,789.64	$275,680		$49,775,680	$—	$49,775,680
10/31/2016	$295,926.65	$571,607		$50,071,607	$—	$50,071,607
11/30/2016	$288,083.22	$859,690		$50,359,690	$—	$50,359,690
12/17/2016	$164,186.39	$1,023,876	$1,023,876	$49,500,000	$—	$49,500,000
12/31/2016	$132,904.11	$1,156,780		$49,632,904	$—	$49,632,904
1/31/2017	$295,077.81	$1,451,858		$49,927,982	$—	$49,927,982
2/28/2017	$268,106.42	$1,719,965		$50,196,088	$—	$50,196,088
3/17/2017	$163,653.00	$1,883,618	$859,741	$49,500,000	$(2,500,000)	$47,000,000
3/31/2017	$132,904.11	$2,016,522		$47,132,904	$—	$47,132,904
4/30/2017	$271,175.61	$2,287,697		$47,404,080	$—	$47,404,080
5/31/2017	$281,826.99	$2,569,524		$47,685,907	$—	$47,685,907
6/17/2017	$155,469.12	$2,724,993	$841,376	$47,000,000	$(2,500,000)	$44,500,000
6/30/2017	$117,178.08	$2,842,172		$44,617,178	$—	$44,617,178
7/31/2017	$265,258.29	$3,107,430		$44,882,436	$—	$44,882,436
8/31/2017	$266,835.31	$3,374,265		$45,149,272	$—	$45,149,272
9/17/2017	$147,199.00	$3,521,464	$796,471	$44,500,000	$(2,500,000)	$42,000,000
9/30/2017	$110,945.21	$3,632,409		$42,110,945	$—	$42,110,945
10/31/2017	$250,358.22	$3,882,768		$42,361,303	$—	$42,361,303
11/30/2017	$243,722.57	$4,126,490		$42,605,026	$—	$42,605,026
12/17/2017	$138,904.06	$4,265,394	$743,930	$42,000,000	$(2,500,000)	$39,500,000
12/31/2017	$112,767.12	$4,378,161		$39,612,767	$—	$39,612,767
1/31/2018	$235,506.04	$4,613,667		$39,848,273	$—	$39,848,273
2/28/2018	$213,979.77	$4,827,647		$40,062,253	$—	$40,062,253
3/17/2018	$130,613.92	$4,958,261	$692,867	$39,500,000	$(2,500,000)	$37,000,000
3/31/2018	$106,054.79	$5,064,316		$37,106,055	$—	$37,106,055
4/30/2018	$213,486.89	$5,277,803		$37,319,542	$—	$37,319,542
5/31/2018	$221,872.34	$5,499,675		$37,541,414	$—	$37,541,414
6/17/2018	$122,395.30	$5,622,070	$663,809	$37,000,000	$(2,500,000)	$34,500,000
6/30/2018	$92,246.58	$5,714,317		$34,592,247	$—	$34,592,247
7/31/2018	$205,658.01	$5,919,975		$34,797,905	$—	$34,797,905
8/31/2018	$206,880.69	$6,126,856		$35,004,785	$—	$35,004,785
9/17/2018	$114,125.19	$6,240,981	$618,910	$34,500,000	$(2,500,000)	$32,000,000
9/30/2018	$86,013.70	$6,326,995		$32,086,014	$—	$32,086,014
10/31/2018	$190,757.94	$6,517,753		$32,276,772	$—	$32,276,772
11/30/2018	$185,701.97	$6,703,454		$32,462,474	$—	$32,462,474
12/17/2018	$105,836.56	$6,809,291	$568,310	$32,000,000	$(2,500,000)	$29,500,000
12/31/2018	$85,917.81	$6,895,209		$29,585,918	$—	$29,585,918
1/31/2019	$175,894.36	$7,071,103		$29,761,812	$—	$29,761,812
2/28/2019	$159,816.85	$7,230,920		$29,921,629	$—	$29,921,629
3/17/2019	$97,552.71	$7,328,473	$519,182	$29,500,000	$(2,500,000)	$27,000,000
3/31/2019	$79,205.48	$7,407,678		$27,079,205	$—	$27,079,205
4/30/2019	$155,798.17	$7,563,476		$27,235,004	$—	$27,235,004
5/31/2019	$161,917.69	$7,725,394		$27,396,921	$—	$27,396,921
6/17/2019	$89,321.47	$7,814,716	$486,243	$27,000,000	$(2,500,000)	$24,500,000
6/30/2019	$67,315.07	$7,882,031		$24,567,315	$—	$24,567,315
7/31/2019	$146,057.74	$8,028,088		$24,713,373	$—	$24,713,373
8/31/2019	$146,926.08	$8,175,014		$24,860,299	$—	$24,860,299
9/17/2019	$81,051.39	$8,256,066	$441,350	$24,500,000	$(2,500,000)	$22,000,000
9/30/2019	$61,082.19	$8,317,148		$22,061,082	$—	$22,061,082
10/31/2019	$131,157.67	$8,448,306		$22,192,240	$—	$22,192,240
11/30/2019	$127,681.38	$8,575,987		$22,319,921	$—	$22,319,921
12/17/2019	$72,769.06	$8,648,756	$392,690	$22,000,000	$(2,500,000)	$19,500,000
12/31/2019	$59,068.49	$8,707,825		$19,559,068	$—	$19,559,068
1/31/2020	$116,282.68	$8,824,107		$19,675,351	$—	$19,675,351
2/29/2020	$109,427.30	$8,933,535		$19,784,778	$—	$19,784,778
3/17/2020	$64,503.80	$8,998,038	$349,282	$19,500,000	$(2,500,000)	$17,000,000
3/31/2020	$52,356.16	$9,050,395		$17,052,356	$—	$17,052,356
4/30/2020	$98,109.45	$9,148,504		$17,150,466	$—	$17,150,466
5/31/2020	$101,963.04	$9,250,467		$17,252,429	$—	$17,252,429
6/17/2020	$56,247.64	$9,306,715	$308,676	$17,000,000	$(2,500,000)	$14,500,000
6/30/2020	$42,383.56	$9,349,098		$14,542,384	$—	$14,542,384
7/31/2020	$86,457.46	$9,435,556		$14,628,841	$—	$14,628,841
8/31/2020	$86,971.47	$9,522,527		$14,715,812	$—	$14,715,812
9/17/2020	$47,977.58	$9,570,505	$263,790	$14,500,000	$(2,500,000)	$12,000,000
9/30/2020	$36,150.68	$9,606,655		$12,036,151	$—	$12,036,151
10/31/2020	$71,557.39	$9,678,213		$12,107,708	$—	$12,107,708
11/30/2020	$69,660.79	$9,747,874		$12,177,369	$—	$12,177,369
12/17/2020	$39,701.56	$9,787,575	$217,070	$12,000,000	$(2,500,000)	$9,500,000
12/31/2020	$32,219.18	$9,819,794		$9,532,219	$—	$9,532,219
1/31/2021	$56,671.00	$9,876,465		$9,588,890	$—	$9,588,890
2/28/2021	$51,491.03	$9,927,956		$9,640,381	$—	$9,640,381
3/17/2021	$31,430.28	$9,959,387	$171,811	$9,500,000	$(2,500,000)	$7,000,000
3/31/2021	$25,506.85	$9,984,894		$7,025,507	$—	$7,025,507
4/30/2021	$40,420.72	$10,025,314		$7,065,928	$—	$7,065,928
5/31/2021	$42,008.39	$10,067,323		$7,107,936	$—	$7,107,936
6/17/2021	$23,173.82	$10,090,496	$131,110	$7,000,000	$(2,500,000)	$4,500,000
6/30/2021	$17,452.05	$10,107,949		$4,517,452	$—	$4,517,452
7/31/2021	$26,857.18	$10,134,806		$4,544,309	$—	$4,544,309
8/31/2021	$27,016.85	$10,161,823	$71,326	$4,500,000	$(4,500,000)	$—